EXHIBIT 99.1
UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL STATEMENTS
     On January 26, 2007, Illumina, Inc. (“Illumina”) completed its acquisition of Solexa, Inc. (“Solexa”)in a stock-for-stock merger transaction for $527.1 million fair value of securities issued, $8.2 million in cash and stock for change of control bonuses, $75.3 million for restricted stock and shares issuable upon the exercise of outstanding options and warrants assumed and transaction costs of $7.9 million.
     The unaudited pro forma combined condensed statement of operations for the six months ended July 1, 2007, illustrates the effect of the acquisition of Solexa as if it had occurred on January 2, 2006, and includes the unaudited results of operations for Solexa for the period from January 1, 2007 through January 26, 2007, combined with Illumina’s unaudited combined condensed statement of operations for the six months ended July 1, 2007.
     The pro forma combined financial statements should be read in conjunction with the separate historical and pro forma consolidated financial statements and the notes thereto of Illumina contained in the 2006 Annual Report on Form 10-K filed on February 28, 2007, the Form 8-K filed on February 1, 2007, and the Form 8-K filed on July 19, 2007.
     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had occurred as of the date or during the period presented nor is it necessarily indicative of future operating results or financial positions.

COMBINED PRO FORMA FINANCIAL DATA
UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	For the Six Months Ended
	July 1, 2007		Pro Forma			Pro Forma
	Illumina	Solexa(1)	Adjustments	Notes		Combined

Revenue	$156,685	$55	$—			$156,740

Costs and expenses:
Cost of revenue	55,262	585	146	(b	)	55,993

Research and development expenses	34,140	2,562	423	(b	)	37,125
Selling, general and administrative expenses	46,930	4,130	9	(b	)	51,069

Amortization of acquired identifiable intangible assets	1,104	—	178	(a	)	1,282
Acquired in-process research and development	303,400	—	(303,400)	(e	)	—

Income (loss) from operations	(284,151)	(7,222)	302,644			11,271

Interest and other income, net	5,066	325	—			5,391

Income (loss) before income taxes	(279,085)	(6,897)	302,644			16,662

Provision for income taxes (income tax benefit)	9,727	—	(3,456)	(d	)	6,271

Net income (loss)	(288,812)	(6,897)	306,100			10,391

Net income (loss) per share, basic	$(5.39)					$0.19

Net income (loss) per share, diluted	$(5.39)					$0.18

Shares used in calculating net income (loss) per share, basic	53,604		1,876	(c	)	55,480

Shares used in calculating net income (loss) per share, diluted	53,604		4,436	(c	)	58,040

(1)  Represents Solexa’s results of operations for the period from January 1, 2007 to January 26, 2007, the date of Illumina’s merger with Solexa.
See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Notes to Unaudited Pro Forma Combined Condensed Financial Statements
1. Basis of Presentation
     The pro forma adjustments are based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition.
     The unaudited pro forma combined statement of operations for the six months ended July 1, 2007 illustrate the effect of the acquisition of Solexa, Inc. (“Solexa”), as if it had occurred on January 2, 2006, and includes the unaudited results of operations of Solexa for the period from January 1, 2007 through January 26, 2007.
2. Pro Forma Adjustments
     (a) Reflects amortization of $0.2 million for the six months ended July 1, 2007 for an identifiable intangible asset related to core technology based on the fair value assigned to this asset at the date of acquisition, assuming an estimated useful life of ten years, as well as the elimination of historical Solexa intangible amortization of $43,000 for the six months ended July 1, 2007.
     (b) Reflects non-cash stock compensation expense of $1.1 million for the six months ended July 1, 2007 related to the amortization of the fair value of the stock options unvested at the time the acquisition was consummated, offset by the elimination of historical Solexa non-cash stock compensation expense of $0.5 million for the six months ended July 1, 2007.
     (c) The pro forma adjustment to shares used to calculate basic net income (loss) per share reflects 13,129,906 shares, the actual number of shares of Illumina common stock issued as consideration for the merger.
     The pro forma adjustment to shares used for diluted net loss per share is comprised as follows (in thousands):

Six Months
Ended July 1, 2007
Shares issued in connection with the acquisition of Solexa	1,876
Plus: Illumina dilutive shares	2,560

Shares used to calculate pro forma diluted net income per share	4,436

     (d) Reflects the income tax impact of Solexa’s net loss into the combined condensed pro forma statement of operations for the six months ended July 1, 2007, which resulted in lower United States and California taxable income and alternative minimum tax expense for the period presented.
     (e) The Company allocated $303.4 million of the purchase price to in-process research and development projects. In-process research and development (IPR&D) represents the valuation of acquired, to-be-completed research projects. At the acquisition date, Solexa’s ongoing research and development initiatives were primarily involved with the development of its genetic analysis platform for sequencing and expression profiling. These in-process research and development projects are composed of Solexa’s reversible terminating nucleotide biochemistry platform, referred to as sequencing-by-synthesis (SBS) biochemistry, as well as Solexa’s reagent, analyzer and genomic services related technologies, which were valued at $237.2 million, $44.2 million, $19.1 million and $2.9 million, respectively, at the acquisition date. Although these projects were approximately 95% complete at the acquisition date, they had not reached technological feasibility and had no alternative future use. Accordingly, the amounts allocated to those projects were written off in the first quarter of 2007, the period the acquisition was consummated.
     The values of the research projects were determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. These cash flows were estimated by forecasting total revenue expected from these products and then deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to establish a forecast of net cash flows arising from the in-process technology. These cash

Notes to Unaudited Pro Forma Combined Condensed Financial Statements
flows were substantially reduced to take into account the time value of money and the risks associated with the inherent difficulties and uncertainties given the projected stage of development of these projects at closing. Due to the nature of the forecast and the risks associated with the projected growth and profitability of the developmental projects, discount rates of 19.5% were considered appropriate for valuation of the IPR&D. The Company believes that these discount rates were commensurate with the projects’ stage of development and the uncertainties in the economic estimates described above.
     If these projects are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods. The Company believes that the foregoing assumptions used in the IPR&D analysis were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects, will transpire as estimated.
     The pro forma results exclude the $303.4 million non-cash acquired IPR&D charge recorded upon the closing of the acquisition during the first quarter of 2007.